Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No.333-16201) of Energy East Corporation of our report dated June 24, 2004 relating to the financial statements of the New York State Electric & Gas Corporation Tax Deferred Savings Plan for Salaried Employees, which appears in this Form 11-K.

/s/PricewaterhouseCoopers LLP

New York, New York
June 25, 2004